As filed with the Securities and Exchange Commission on October 3, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NESCO HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		84-2531628
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification Number)
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana, 46804
(Address of Principal Executive Offices) (Zip code)

(800) 252-0043
(Registrant's telephone number, including area code)

NESCO HOLDINGS, INC. 2019 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)

Bruce Heinemann
Chief Financial Officer
Nesco Holdings, Inc.
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
(Name and Address of Agent for Service)

(800) 252-0043
(Telephone Number, Including Area Code, of Agent for Service)

The commission is requested to mail copies of all orders, notices, and communications to:
Rachel W. Sheridan
Shagufa R. Hossain
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, D.C., 20004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share (2)	1,636,666	$5.5375 (4)	$9,063,037.97	$1,176.38
Common Stock, par value $0.0001 per share (3)	1,513,334	$10.00 (5)	$15,133,340.00	$1,964.31

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers such indeterminable number of additional shares of the Registrant’s common stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Nesco Holdings, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”).

(2)	Represents 1,636,666 shares of our common stock available for future grant under the 2019 Plan.
(3)
Represents 1,513,334 shares of our common stock issuable upon exercise of outstanding stock options granted under the 2019 Plan. To the extent such outstanding stock options are later forfeited or canceled, the shares of common stock subject to such stock options will be available for future issuance under the 2019 Plan.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on October 2, 2019.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $10.00 per share of the stock options granted under the 2019 Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

EXPLANATORY NOTE

On July 31, 2019, Nesco Holdings, Inc. (the “Registrant”) (formerly known as Capitol Investment Corp. IV (“Capitol”)) completed its transaction (the “Transaction”) with NESCO Holdings I, Inc. (“NESCO”), a Delaware corporation, in accordance with the terms of the Agreement and Plan of Merger, dated as of April 7, 2019 (as amended from time to time, the “Merger Agreement”), by and among the Registrant, Capitol Intermediate Holdings, LLC, Capitol Investment Merger Sub 1, LLC, Capitol Investment Merger Sub 2, LLC, NESCO Holdings, LP and NESCO pursuant to which NESCO became a wholly-owned subsidiary of the Registrant. In addition, in connection with the Transaction, and in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Law (2018 Revision), Capitol domesticated as a Delaware corporation and changed its name to “Nesco Holdings, Inc.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Nesco Holdings, Inc. is sometimes referred to as the “Company,” the “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	Our Annual Report on Form 10-K for the annual period ended December 31, 2018, filed with the SEC on March 4, 2019;

(b)
Our prospectus filed on June 24, 2019 (as supplemented on June 24, 2019 and July 11, 2019) pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4 declared effective July 30 , 2019, as amended (File No. 333-230817), which contains financial statements of NESCO Holdings I, Inc. as of March 31, 2019, and as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, for which such statements have been filed, and pro forma financial information for the three months ended March 31, 2019 and the year ended December 31, 2018, including all material incorporated by reference therein;

(c)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 8, 2019 and July 31, 2019, respectively;

(d)
Our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on March 4, 2019, March 22, 2019, April 8, 2019, May 9, 2019, May 21, 2019, July 17, 2019, July 18, 2019, July 22, 2019, August 1, 2019, August 9, 2019, August 11, 2019 and August 27, 2019; and

(e)
The description of the Registrant’s common stock contained in or incorporated into the Registrant’s Registration Statement on Form 8-A, filed August 11, 2017, and any amendment or report updating that description (including the Registrant’s current report on Form 8-K filed with the SEC on August 4, 2019).

In addition, all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s bylaws provide that to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that the person is the legal representative, is or was a director or officer of the corporation or while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fee, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. With respect to any such Proceeding initiated by any such indemnified person, the Company will be required to indemnity such person only if the Proceeding was authorized in the specific case by the board of directors of the Company.
The Company entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain inclusions.
Pursuant to the Merger Agreement, from and after July 31, 2019 (the “Effective Time”), the Company and Capitol Investment Merger Sub 2, LLC are required to indemnify and hold harmless each present and former director and officer of NESCO and the Company, and their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any federal, state, provincial, municipal, local or foreign government, government authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Company, NESCO or their subsidiaries, as the case may be, would have been permitted under applicable law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). In addition, pursuant to the Merger Agreement, the Company shall, and shall cause Capitol Investment Merger Sub 2, LLC and its subsidiaries to (i) maintain until July 31, 2025 provisions in their respective certificate of incorporation, certificate formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of such entities’ officers, directors, employees, and agents that are no less favorable that the provisions in such documents applicable as of the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such indemnified persons, except as required by law.
Furthermore, pursuant to the Merger Agreement, the Company is required to maintain until July 31, 2025, effective directors’ and officers’ liability insurance covering individuals that were covered by NESCO’s and its subsidiaries’ directors’ and officers’ liability insurance policies as of the date of the Merger Agreement, on terms not less favorable than the terms of such existing policies, subject to certain limitations. In addition, prior to the Effective Time, the Company purchased a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s then existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the effective time of the merger.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith

3.1	Certificate of Incorporation of Nesco Holdings, Inc.	8-K	001-38186	3.1	08/01/2019
3.2	Bylaws of Nesco Holdings, Inc.	8-K	001-38186	3.2	08/01/2019
4.1	Specimen Common Stock Certificate of Nesco Holdings, Inc.	8-K	001-38186	4.1	08/01/2019
5.1	Opinion of Latham & Watkins LLP	—	—	—	—	X
10.4	2019 Omnibus Incentive Plan	8-K	001-38186	10.4	08/01/2019
23.1	Consent of Deloitte & Touche LLP	—	—	—	—	X
23.2	Consent of Marcum LLP	—	—	—	—	X
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement)	—	—	—	—	X
24.1	Power of Attorney (included on Signature Page)	—	—	—	—	X

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, Indiana, on this 3rd day of October, 2019.

Nesco Holdings, Inc.
By:	/s/ Lee Jacobson
Lee Jacobson
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee Jacobson and Bruce Heinemann, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lee Jacobson	Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2019
Lee Jacobson

/s/ Bruce Heinemann	Chief Financial Officer (Principal Financial Officer)	October 3, 2019
Bruce Heinemann

/s/ R. Todd Barrett	Chief Accounting Officer (Principal Accounting Officer)	October 3, 2019
R. Todd Barrett

/s/ Willliam Plummer	Director (Chairman)	October 3, 2019
William Plummer

/s/ Rahman D'Argenio	Director	October 3, 2019
Rahman D’Argenio

/s/ L. Dyson Dryden	Director	October 3, 2019
L. Dyson Dryden

/s/ Mark D. Ein	Director	October 3, 2019
Mark D. Ein

/s/ Doug Kimmelman	Director	October 3, 2019
Doug Kimmelman

/s/ Jeffrey Stoops	Director	October 3, 2019
Jeffrey Stoops

/s/ Matthew Himler	Director	October 3, 2019
Matthew Himler

/s/ Jennifer Gray	Director	October 3, 2019
Jennifer Gray